UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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BALDWIN & LYONS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BALDWIN & LYONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2018

TO THE SHAREHOLDERS OF BALDWIN & LYONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Baldwin & Lyons, Inc. (the "Corporation") will be held Tuesday, May 8, 2018 at 10:30 a.m., Eastern Time, at the Renaissance Indianapolis North Hotel, 11925 N. Meridian Street, Carmel, IN 46032 for the following purposes:

1.	To elect twelve (12) directors;
2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Corporation for 2018;
3.	To approve, in an advisory vote, the Corporation's executive officer compensation;
4.	To approve the proposed amendment to our Articles of Incorporation to change our name to Protective Insurance Corporation; and
5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 19, 2018, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded.  If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

Shares of Class B common stock are not voting shares and therefore proxies are not being solicited in regard to the Class B shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 8, 2018

In accordance with the rules of the Securities and Exchange Commission, the Corporation is advising its shareholders of the availability on the Internet of the Corporation's proxy materials related to the Annual Meeting.  These rules allow companies to provide access to proxy materials in one of two ways. Because the Corporation has elected to utilize the "full set delivery" option, the Corporation is delivering to its shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.  The notice of annual meeting of shareholders, proxy statement, form of proxy card and Annual Report on Form 10-K for the year ended December 31, 2017 are available at www.baldwinandlyons.com

Date: April 6, 2018

By Order of the Board of
Directors

/s/ Jeremy F. Goldstein
Jeremy F. Goldstein
Executive Vice President and Secretary

YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

Table of Contents

GENERAL INFORMATION - 1

INFORMATION ABOUT VOTING AND THE MEETING - 1
     Record Date and Voting Securities - 1
     Voting - 1
     Expenses of Solicitation - 2

PROPOSAL #1 - ELECTION OF DIRECTORS - 2

DIRECTOR COMPENSATION - 6

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS - 7
     Board and Committee Membership and Meetings - 7
     Committees of the Board of Directors - 8
     Leadership Structure - 10
     Board of Directors and Risk Management - 10
     Code of Conduct - 10
     Compensation Committee Interlocks and Insider Participation - 11
     Certain Relationships and Related Transactions - 11
     Director Independence - 12

PROPOSAL #2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE CORPORATION FOR 2018 - 12
     Independent Auditor Fees - 13

AUDIT COMMITTEE REPORT - 13

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS - 15
     Executive Compensation Philosophy, Strategy and Objectives - 15
     Executive Compensation Administration - 16
     Components of Executive Compensation for 2017 - 18
     Components of Executive Compensation for 2018 - 22
     Other Compensation Matters - 23
     Compensation Committee Report - 24

SUMMARY COMPENSATION TABLE - 25
     Total Direct Compensation Earned in 2017 - 26
     Grants of Plan-Based Awards Table - 27
     Option Exercises and Stock Vesting Table - 28
     Outstanding Equity Awards at Fiscal Year End - 28
     Equity Compensation Plan Information - 29
     Potential Payments upon Termination or Change in Control - 30
     Chief Executive Officer Pay Ratio - 31

PROPOSAL #3 - ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION - 31
PROPOSAL #4 - VOTE TO APPROVE THE PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION TO CHANGE OUR NAME - 32
EQUITY OWNERSHIP AND SHAREHOLDER INFORMATION - 34
     Beneficial Owners of More than 5% of the Class A Common Stock - 34
     Common Stock Beneficially Owned by Directors and Management - 35
     Section 16(a) Beneficial Ownership Reporting Compliance - 36
     Shareholder Communication - 36
     Submission of Shareholder Proposals - 36
     Other Matters - 37

BALDWIN & LYONS, INC.
PROXY STATEMENT

General Information
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Baldwin & Lyons, Inc. (the "Corporation", "we", "us", "our") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 8, 2018 (the "Annual Meeting") at 10:30 a.m., Eastern Time, at the Renaissance Indianapolis North Hotel, 11925 N. Meridian Street, Carmel, Indiana 46032, in accordance with the foregoing notice.  The Proxy Statement and accompanying proxy card were first mailed to shareholders on or about April 6, 2018.

In accordance with the rules of the Securities and Exchange Commission (the "SEC"), in addition to mailing a full set of the proxy materials to our shareholders, we are also providing access to its proxy materials on a publicly accessible website.  The notice of annual meeting of shareholders, Proxy Statement, form of proxy card and Annual Report on Form 10-K for the year ended December 31, 2017 are available at www.baldwinandlyons.com.  The mailing address of our principal office is 111 Congressional Boulevard, Carmel, IN 46032.

Any proxy may be revoked by the person giving it at any time before it is voted by delivering to our Corporate Secretary at our principal office a written notice of revocation or a duly executed proxy bearing a later date.  Shares represented by a proxy, properly executed and returned to us, and not revoked, will be voted at the Annual Meeting.

Shares will be voted according to the directions of the shareholder as specified on the proxy.  If you sign, date, and return your proxy card but do not provide instructions, the proxy will be voted FOR the election of the twelve (12) directors named as nominees in this Proxy Statement, FOR the appointment of Ernst & Young LLP as our independent auditor for 2018, FOR the approval of our executive officer compensation, and FOR the approval of the proposed amendment to our Articles of Incorporation to change our name to Protective Insurance Corporation.  Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy card in accordance with their discretion.

Information about Voting and the Meeting

Record Date and Voting Securities
The close of business on March 19, 2018, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.  As of March 19, 2018, we had 2,623,109 shares of Class A common stock outstanding and entitled to vote.  Each share of Class A common stock is entitled to one vote.  The vote can be exercised in person or by proxy.  We have no other outstanding securities entitled to vote.  There will be no cumulative voting for the election of directors.

Shares of Class B common stock are not voting shares and therefore proxies are not being solicited in regard to the Class B shares.

Voting
In order to constitute a quorum for the Annual Meeting, a majority of the votes entitled to be cast at the Annual Meeting must be present either in person or by proxy.  Abstentions and broker non-votes will be considered as present for determining a quorum.

It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals.  For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called "broker non-votes."  The election of directors and the proposal relating to the approval of our executive officer compensation fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1 or 3, you must give your broker voting instructions.
You may revoke your proxy at any time prior to the Annual Meeting.  If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy.  If you attend the Annual Meeting and you are a shareholder of record, you will be given the opportunity to revoke your proxy and vote in person.  If you are a beneficial owner, you must have a legal proxy from your bank, broker or nominee in order to vote in person.

Expenses of Solicitation
All expenses of the solicitation of proxies will be paid by us.  Our officers, directors or other employees, acting without additional compensation, may solicit proxies by telephone or by special calls.  We will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy materials to the beneficial owners of our stock.

Proposal #1 – Election of Directors
The Board currently consists of fourteen directors serving one-year terms until the next annual meeting of shareholders and until the director's successor is elected and has qualified.  The Nominating and Governance Committee of the Board has determined not to nominate two of our current directors, Philip V. Moyles, Jr. and John A. Pigott, for reelection.  The Board has decided to reduce the size of the Board from fourteen to twelve, effective as of the date of the Annual Meeting, pursuant to our Code of Bylaws.  Based upon the recommendation of the Nominating and Governance Committee, the Board has nominated twelve directors to be elected to the Board to hold office until the 2019 annual meeting of the shareholders and until their respective successors are elected and qualified.

All of the nominees are currently directors.  Each of the nominees for director has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected.  However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying proxy card to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. If for any reason a nominee should become unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as the Board, upon the recommendation of the Nominating and Governance Committee, may select. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

The only family relationships between any director nominee or any of our executive officers, are those of Nathan, Robert and Norton Shapiro, who are brothers, and Steven Shapiro, who is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro.  A majority of the nominees are independent directors within the meaning of applicable Nasdaq Stock Market LLC ("Nasdaq") listing standards, as noted in the table on page 7.  There are no arrangements between any director nominee and any other person in connection with being selected to serve on the Board.

The following summaries set forth the name and age of each director and nominee, all offices held with us, the nominee's principal occupation, a brief account of his or her business experience during the past five years, including other public company directorships, as well as the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director.

Director nominees will be elected by the plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected).  The election of directors will not be affected if you choose to not vote your shares or if you withhold authority to vote your shares, and will not be affected by broker non-votes.  Proxies cannot be voted for a greater number of persons than the twelve director nominees.
The Board of Directors recommends a vote "FOR" the election of the below Director Nominees.

STEVEN J. BENSINGER	Age 63	Director Since February 2018
Mr. Bensinger has served as one of our directors since February 2018. Mr. Bensinger has served as a Partner and Senior Advisor with TigerRisk Partners LLC, a privately held firm providing advisory services to the insurance industry since October 2015.  He also served as a Senior Managing Director at FTI Consulting in its Global Insurance Services Practice from February 2012 to October 2015.  From January 2010 to June 2011, he worked at The Hanover Insurance Group as Executive Vice President and Chief Financial Officer.  From September 2002 to October 2008, Mr. Bensinger worked at American International Group, Inc. (AIG), where he held a number of senior executive positions, including both Chief Financial Officer and Vice Chairman, Financial Services. Mr. Bensinger has also held senior positions with Combined Specialty Group, Inc. (Aon), Chartwell Re Corporation, Skandia America Corporation and Coopers & Lybrand.  Mr. Bensinger is a Certified Public Accountant and a Certified Global Management Accountant.  He has served as a director of Kinsale Capital Group, Inc. since 2016 and has served on the board of governors of The Doctors Company since 2014.  We believe Mr. Bensinger's more than 30 years of experience in the insurance industry and his financial and business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

STUART D. BILTON	Age 71	Director Since 1987
Mr. Bilton served as Chairman and Chief Executive Officer of Aston Asset Management, LLC, a diversified investment management firm from 2006 until his retirement in 2015.  He also served as Chief Executive Officer and President of the Aston Funds, a family of mutual funds and was Chairman of Aston Funds from 2007 to 2013.  Mr. Bilton held executive level positions with ABN AMRO Asset Management (US), Inc. from 2001 until 2006.  We believe Mr. Bilton's extensive experience in investment management and his 31 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.

W. RANDALL BIRCHFIELD	Age 54	Director Since 2016
Mr. Birchfield was elected director and appointed as our Chief Executive Officer in May 2016, and to the additional roles of President and Chief Operating Officer in August 2016 and February 2018, respectively.  Mr. Birchfield joined the Corporation in 2013 and served as our Executive Vice President of Sales and Underwriting from April 2014 until May 2016.  Prior to joining the Corporation, Mr. Birchfield served in a variety of capacities within the property and casualty insurance industry with Allstate Insurance Company, Farmers Insurance Company, American International Group and Progressive Insurance Company, most recently as Vice President – Auto Line Management at Allstate Insurance Company from 2011 until September 2013.  Mr. Birchfield's extensive experience in the insurance industry and his 5 years of service to the Corporation provide him with the background necessary to serve as an effective Board member.

OTTO N. FRENZEL IV	Age 58	Director Since 2008
Mr. Frenzel has served as Chairman of Kauffman Engineering, Inc., an Indiana-based manufacturer of electrical equipment, since 2001 and he was formerly Chairman of Symphony Bank in Indianapolis from 2005 until 2008.  We believe Mr. Frenzel's extensive experience in banking and corporate management, along with his 10 years of service as a member of our Board, provide him with the background necessary to serve as an effective Board member.

LORIANN V. LOWERY- BIGGERS	Age 51	Director Since 2017
Ms. Lowery-Biggers serves as the Chief Executive Officer of Bella Vaughn, Inc., a global diamond and design company.  Previously, she served as President of Field Operations, Senior Vice President and Chief Marketing Officer of The Navigators Group, Inc. from October 2009 until October 2016 and as President of North American Operations at Society of Lloyd's from 2008 until 2009.  Prior to joining Lloyd's, Ms. Lowery-Biggers held the positions of Managing Director and National Practice Leader for Risk Management and Financial Products for Wells Fargo Insurance Services and served as Vice-Chairman of the Wells Fargo Captive, and as the Managing Director and Practice Leader for Enterprise Risk Management, Alternative Risk Finance and Risk Solutions at Marsh and McLennan.  Ms. Lowery-Biggers currently serves as a director of Copper Point Mutual Insurance Co. Inc. and Brown and Riding Insurance, Inc.  We believe Ms. Lowery-Biggers' more than 25 years of experience in the insurance industry and her business acumen, which have provided her with significant expertise in our area of business, provide her with the background necessary to serve as an effective Board member.

JOHN D. NICHOLS, JR.	Age 58	Director Since 2017
Mr. Nichols served as Chief Executive Officer of AXIS Re, a leading reinsurer to global property and casualty insurance companies, from 2012 until February 2017.  Prior to joining AXIS Re, Mr. Nichols served as President of RenaissanceRe Ventures Ltd. from 2001 until 2010, where he was responsible for business development and management of joint ventures and venture capital business.  Prior to joining RenaissanceRe, Mr. Nichols held various positions with Hartford Steam Boiler and Monarch Capital, and also worked for the accounting firm Matson, Driscoll, and Damico.  Mr. Nichols is also a director of Delaware North Companies and National General Holdings Corp.  We believe Mr. Nichols' more than 20 years of experience in the insurance industry and his financial and business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

JAMES A. PORCARI III	Age 60	Director Since 2017
Mr. Porcari is the founder and managing partner of Insurance Resources International, LLC, consultants to the auto insurance industry and companies supporting the insurance industry.  Prior to founding IRI in 2010, Mr. Porcari was President of Personal Lines Claims (US) for American International Group, Inc. (AIG) from 2002 to 2009.  From 2007 until 2009, Mr. Porcari served in additional functions as both Chair of the Executive Committee of AIG Worldwide Investigative Resources (AIGWIR), the AIG worldwide special investigations organization, and as one of three members of the corporate steering committee for the AIG global claims review.  Prior to joining AIG, Mr. Porcari held various leadership positions with several insurers, including GMAC/Integon, USF&G, Transport Group, and Progressive.  Mr. Porcari is also a director of National Truck Protection, Collision Diagnostic Services, Livegenic, and Homesite Insurance.  We believe Mr. Porcari's more than 25 years of experience in the insurance industry and his business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

KENNETH D. SACKS	Age 52	Director Since 2007
Mr. Sacks has served as Co-Chief Executive Officer since September 2011, and as Managing Principal and Chairman since 2003, of JMB Insurance Agency, Inc., an insurance brokerage company located in Chicago.  Prior to his affiliation with JMB Insurance Agency, Inc., Mr. Sacks was engaged in real estate portfolio management with JMB Realty Corporation in Chicago and Merrill Lynch Hubbard in New York.  We believe Mr. Sack's executive management experience and property and casualty risk management experience, along with his 11 years of service as a member of our Board, provide him with the background necessary to serve as an effective Board member.

NATHAN SHAPIRO	Age 81	Director Since 1979
Mr. Shapiro served as the President of SF Investments, Inc., a broker/dealer in securities, from 1970 until 2009 and continues to serve as an investment advisor representative affiliated with New Vernon Wealth Management, Inc., successor to SF Investments, Inc.  Since December 1977, Mr. Shapiro has also served as President of New Horizons, Inc., management consultants.  Mr. Shapiro's extensive experience in investment management, particularly within the property and casualty insurance industry, his management and directorship with other public and private companies and his 39 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.

NORTON SHAPIRO	Age 85	Director Since 1983
Prior to his retirement in 1999, Mr. Shapiro served as Executive Vice President of National Superior Fur Dressing & Dyeing Co., Inc., a corporation engaged in the processing, cleaning and dressing of furs.  Mr. Shapiro's experience in management and directorship with other companies and his 35 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.

ROBERT SHAPIRO	Age 79	Director Since 1997
Mr. Shapiro has served as President and Chief Executive Officer of Emlin Cosmetics, Inc., a corporation engaged in the manufacture and distribution of cosmetic products, since 1964.  Mr. Shapiro's experience in management and directorship with other companies and his 21 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.

STEVEN A. SHAPIRO	Age 53	Director Since 2007
Mr. Shapiro was named Executive Chairman of the Company in October 2015 and became employed by the Company in June 2016.  Mr. Shapiro has 10 years of service as a member of the Board of Directors of the Company, serving as Lead Director from 2010 to 2015.  He has served as Vice President of SF Investments, a broker/dealer in securities since 1991 and has been a member of New Vernon Investment Management, LLC, the General Partner in a series of investment limited partnerships, including the New Vernon Insurance Fund, since 1999.  Mr. Shapiro served on the Board of Directors of First Mercury Financial Corporation from 2004 until its sale in 2011.  We believe Mr. Shapiro's extensive experience in investment management, with an emphasis on the property and casualty insurance industry, his management and director experience with other public and private companies, and the leadership he has demonstrated in his role as Executive Chairman provide him with the background necessary to serve as an effective Board member.

Director Compensation
The following table sets forth information regarding the compensation earned by each of our non-employee directors during 2017.  Non-employee director compensation is determined annually by the Board acting on the recommendation of the Nominating and Governance Committee.  Directors who are also employees receive no additional compensation for service as a director. The compensation paid to Mr. Steven Shapiro and Mr. Birchfield during 2017 is set forth in the Summary Compensation Table beginning on page 25.   Mr. Bensinger joined the Board in February 2018 and, accordingly, is not included in this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Stuart D. Bilton	$ 50,000	$ 40,000	$ 1,687	$ 91,687
Otto N. Frenzel, IV	54,000	40,000	1,687	95,687
LoriAnn V. Lowery-Biggers (a)	0	27,520	0	27,520
Philip V. Moyles, Jr.	40,000	40,000	1,687	81,687
John D. Nichols, Jr. (b)	10,000	40,168	0	50,168
John M. O'Mara (c)	30,000	40,000	1,687	71,687
Thomas H. Patrick (d)	20,000	0	1,687	21,687
John A. Pigott	40,000	40,000	1,687	81,687
James A. Porcari, III (e)	20,000	40,168	0	60,168
Kenneth D. Sacks	50,000	40,000	1,687	91,687
Nathan Shapiro	40,000	40,000	1,687	81,687
Norton Shapiro	40,000	40,000	1,687	81,687
Robert Shapiro	40,000	40,000	1,687	81,687
Arshad R. Zakaria (f)	20,000	0	1,687	21,687
(a)	Ms. Lowery-Biggers was elected to the Board in August 2017.
(b)	Mr. Nichols was elected to the Board in May 2017.
(c)	Mr. O'Mara served on the Board until August 2017.
(d)	Mr. Patrick served on the Board until May 2017.
(e)	Mr. Porcari was elected to the Board in May 2017.
(f)	Mr. Zakaria served on the Board until May 2017.

Fees Earned or Paid in Cash
●
Board meeting attendance fee of $10,000 for each regular meeting of the Board.  Directors are encouraged to attend in person, but may attend via teleconference or videoconference.  This fee is reduced to zero in the case of non-attendance and no additional fees are paid for special meetings which are held telephonically.  This fee is paid quarterly in the quarter following meeting attendance.

●	The Chairman of the Audit Committee receives an additional $3,500 per quarter.
●	The Chairmen of the Nominating and Governance and Compensation Committees each receive an additional $2,500 per quarter.
●
No additional fees are paid for committee membership or committee meetings which are held telephonically or in conjunction with a regular Board meeting.  Committee members will receive $2,500 for attendance at non-telephonic committee meetings held at other times.

●	Reimbursement for customary and usual travel expenses.

Stock Awards - An annual retainer in the amount of $40,000 is paid to each director in the form of restricted shares of our Class B common stock.  The amount shown in the table above represents the approximate grant date fair value of stock awards issued to each non-employee director during 2017, in accordance with Accounting Standards Codification Topic 718, "Compensation — Stock Compensation" ("ASC Topic 718").

The number of restricted shares awarded is determined by dividing the annual retainer amount by the closing price of our Class B common stock on Nasdaq on the date of grant.  Unless otherwise noted, each non-employee director received 1,653 shares of restricted stock on the date of our annual meeting of shareholders (May 9, 2017), which fully vest on May 9, 2018.  Mr. Nichols and Mr. Porcari each received 1,653 shares on May 15, 2017, which shares fully vest on May 9, 2018.  The number of shares of restricted stock awarded to Mr. Nichols and Mr. Porcari were not pro-rated due to their election to the Board on May 9, 2017 but the grant date fair value of their award reflects the closing price of our Class B common stock on the May 15, 2017 grant date.  Ms. Lowery-Biggers received 1,257 shares representing a pro-rated portion of her annual retainer equal to $27,520 divided by the closing price of our Class B common stock on August 31, 2017, the date of grant.  Ms. Lowery-Biggers' shares fully vest on May 9, 2018.  No other shares of restricted stock or other equity awards were held by our directors as of December 31, 2017.

All Other Compensation - Restricted stock is treated as outstanding for purposes of dividend accruals from the date of grant and accrued dividends are paid to directors upon the vesting of the restricted shares.  The amount shown as All Other Compensation in the table above represents dividends paid to each director in May 2017, at a total of $1.05 per share, upon the vesting of restricted stock granted in May 2016.

Corporate Governance and Board of Directors

Board and Committee Membership and Meetings
In 2017, each incumbent director attended at least 75 percent of the total number of meetings of the Board and the committees on which he or she serves.  In addition to formal meetings, the Board and committees also carry on their business through frequent telephone conversations and informal contacts among their members.  All board members are also expected to attend the annual meeting of shareholders and all directors elected at the 2017 annual meeting of shareholders were in attendance.

We currently have four standing committees of the Board – the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating and Governance Committee.  The following table provides membership information for each of the current standing committees of the Board as of March 31, 2018 and the number of meetings of the full Board and each committee held in 2017.

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee	Investment Committee
Steven J. Bensinger (a)	✓	
W. Randall Birchfield
Stuart D. Bilton	✓				
Otto N. Frenzel IV (b)	✓			
LoriAnn V. Lowery-Biggers (c)	✓		
Philip V. Moyles, Jr. (d)	✓				
John D. Nichols, Jr. (e)	✓				
John A. Pigott	✓			
James A. Porcari, III (f)	✓		
Kenneth D. Sacks	✓		
Nathan Shapiro					
Norton Shapiro					
Robert Shapiro					
Steven A. Shapiro					
Number of Meetings in 2017	6	6	6	5	5
 ✓     An Independent Director within the meaning of applicable Nasdaq listing standards.
 ∎    Member
    Committee Chairman
(a)	Concurrent with his appointment to the Board in February 2018, Mr. Bensinger was appointed to the Audit Committee.
(b)	Mr. Frenzel served as Chairman of the Audit Committee until March 7, 2018.
(c)	Ms. Lowery-Biggers was appointed to the Compensation Committee in November 2017.
(d)	Mr. Moyles served on the Compensation Committee from February 2017 until November 2017.
(e)	Mr. Nichols was appointed to the Audit Committee in May 2017 and was elected as Chairman of the Audit Committee in March 2018. Mr. Nichols was appointed to the Investment Committee in November 2017.
(f)	Mr. Porcari was appointed to the Compensation Committee in May 2017.

Committees of the Board of Directors

Audit Committee
Current members of the Audit Committee are identified in the table above.  All members of the Audit Committee are independent as defined in both the Nasdaq listing standards and the SEC rules applicable to audit committee members.  The Board has determined that the Chairman of the Audit Committee, John D. Nichols, Jr. is an audit committee financial expert, as defined in the SEC rules.

The Audit Committee has a charter, a copy of which may be found in the corporate governance section of our website at www.baldwinandlyons.com.  The principal duties of the Audit Committee include oversight of our external auditor and financial reporting practices, review of related person transactions, whistleblower compliance, and monitoring our internal audit processes and controls.

Compensation Committee
All members of the Compensation Committee, as identified in the table on page 7, are independent as defined in both the Nasdaq listing standards and the SEC rules applicable to compensation committee members.

The Compensation Committee has a charter, a copy of which may be found in the corporate governance section of the Corporation's website at www.baldwinandlyons.com.  As set forth in the charter, our executive compensation program is administered by the Compensation Committee.  This Committee also oversees the administration of our employee benefits plans and establishes policies relating to the compensation of executive officers.  The Committee reviews all aspects of executive compensation and evaluates the performance of our executive officers, including our named executive officers, as set forth on page 15.  In addition, the Committee reviews, manages and administers our annual incentive and stock-based compensation plans.  The Compensation Committee approves which executive officers are to receive equity awards as a portion of their compensation and their aggregate compensation, which determines the number of underlying shares and terms of the equity awards.  For a more detailed description of our executive officer compensation policies and procedures, including the role of management and the Compensation Committee's compensation consultant in setting executive officer compensation, see the Executive Compensation Discussion and Analysis beginning on page 15.

Investment Committee
The Investment Committee sets policy regarding the allocation, quality, risk and duration of our investment portfolios and the positioning of such portfolios in the context of our overall enterprise risk management program.  The Investment Committee has a charter, a copy of which may be found in the corporate governance section of our website at www.baldwinandlyons.com.  Pursuant to its charter, the Investment Committee assists the Board in reviewing investment policies, strategies, transactions and performance of the Corporation.  The Investment Committee also assesses the use of various investment strategies to achieve and support our operational goals, approves the hiring of all portfolio investment managers, and evaluates the performance of each investment manager.  The Investment Committee administers our stock repurchase program, which was reinstated in August 2017.  Current members of the Investment Committee are identified in the table on page 7.

Nominating and Governance Committee
The Nominating and Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance and assisting the Board in developing criteria for open Board positions and making recommendations to the Board regarding such candidates.  The Committee also makes recommendations to the Board with respect to compensation of non-employee directors.  All current members of the Nominating and Governance Committee, identified in the table on page 7, are independent within the meaning of the Nasdaq listing standards.

The Nominating and Governance Committee has a charter, a copy of which may be found in the corporate governance section of our website at www.baldwinandlyons.com.  In accordance with the charter, the Nominating and Governance Committee is responsible for evaluating the requisite skills and characteristics of members of the Board and, annually, recommending to the Board the nominees for election as directors.  The Nominating and Governance Committee considers candidates with the following qualifications (though they are not necessarily limited to candidates with such qualifications) and no one factor is considered more important than any other factor
●	Chief executive officers or senior executives, particularly those with experience in property and casualty insurance, finance, investments, marketing and operations.
●	Individuals who meet the current criteria of the SEC and Nasdaq to be considered as independent directors.

The Board does not have a stated policy regarding diversity, although diversity is one factor that the Nominating and Governance Committee considers when recommending director nominees to the Board.

Any director candidate nominated by a shareholder, together with any information about the candidate's qualifications, will be evaluated by the Nominating and Governance Committee using the same factors as set forth above.  A shareholder wishing to nominate a candidate for the Board should send a written nomination to our Corporate Secretary at our principal offices.  The nomination should include a detailed resume providing specificity as to the qualifications of the nominee, including, but not limited to, those specified above.  To be considered, a nomination must be received not less than 90 days nor more 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders.  In the case of the 2019 annual meeting of shareholders, the deadline is no earlier than January 8, 2019 and no later than February 7, 2019.  All recommendations must be accompanied by a written consent of the nominee to be nominated for election to our Board of Directors.

The Nominating and Governance Committee recommended each of the nominees included for election in this Proxy Statement.

Ad Hoc Committees
In addition to the committees discussed above, from time to time, the Board, in its discretion, may form other committees.  In May 2016, the Board formed a special committee of independent directors to conduct a comprehensive governance review, with the assistance of independent legal counsel.  The members of the special committee were Otto N. Frenzel, IV (Chair), Stuart D. Bilton, and Kenneth D. Sacks.  The special committee held two meetings during 2017.

Leadership Structure
Mr. Steven Shapiro has served as Executive Chairman of the Board of Directors since October 2015.  In determining that Mr. Shapiro was the appropriate person to serve in the role of Executive Chairman, the Board relied on several important factors.  Mr. Shapiro has served on our Board since 2007 and served as the Lead Director from 2010 until his appointment as Executive Chairman.  He has played an active role in our strategic planning, and his advice and counsel are beneficial to the Board and to other members of management.

The Board does not have a policy as to whether the role of the Chief Executive Officer ("CEO") and the office of Chairman should be separate.  Thus, while the Board has determined that Mr. Steven Shapiro will serve in the role of Executive Chairman of the Board and Mr. Birchfield will serve in the role of CEO, the Board has the right to determine, in the future, if combining the roles would be in the best interest of the Corporation and its shareholders.

With the roles of Executive Chairman and CEO currently separated, the Board believes that appropriate mechanisms are in place to ensure that we maintain standards of corporate governance which ensures the continued accountability of the CEO to the Board.  These mechanisms include:
●	The majority of directors are independent.
●
The Audit, Compensation, and Nominating and Governance Committees are comprised of and chaired by non-employee directors who meet the independence requirements under the Nasdaq listing standards and other governing laws and regulations.

●
Mr. Steven Shapiro, a strong and influential presence on the Board, plays an integral role in the Board's execution of its responsibilities in his role as Executive Chairman.  His responsibilities as Executive Chairman and his advisory role to Mr. Birchfield hold both the CEO and the Board accountable in their respective roles.

●
The non-employee directors meet in regular executive sessions, without management present, to discuss the effectiveness of our management team, the quality of the Board meetings and any other issues or concerns.

Board of Directors and Risk Management
As a part of its oversight function, the Board monitors how management operates the Corporation, in part via its committee structure.  The Board receives regular updates and reports from management, including from our Chief Risk Officer, allowing the Board to evaluate strategies and consider the risks involved in all of our insurance and investment activities.  The Board has no single risk management committee but, rather, each committee considers risk issues associated with its specific role as discussed in this Proxy Statement.

Code of Conduct
The Board of Directors has adopted a Code of Business Conduct, which is applicable to all directors, officers at the vice president level and above as well as certain other employees with control over accounting data.  The Code of Business Conduct is available on the Corporation's website at www.baldwinandlyons.com.

Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Compensation Committee during 2017 has served as an officer or employee of the Corporation.  No interlocking relationship exists between any member of the Corporation's Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.  Mr. Moyles had a material indirect interest in a related person transaction, in accordance with Item 404 of Regulation S-K, during 2017, as described below.

Certain Relationships and Related Transactions
Through our insurance subsidiaries, we have made investments in limited partnerships in which NV Capital Holdings II, LLC and affiliates ("NVCH") serve as general partner and/or investment manager.  Thomas Patrick, Arshad Zakaria, Nathan Shapiro and Steven Shapiro, along with their family members, each own membership interests in NVCH.  Messrs. Patrick and Zakaria both served as our directors until May 2017.  Messrs. Nathan Shapiro and Steven Shapiro are current directors and are both nominees for reelection as directors.  Messrs. Nathan Shapiro and Steven Shapiro, along with their family members, do not have a controlling interest in NVCH.  There is no agreement that these individuals will act in concert with one another with respect to their membership interests in NVCH.  A total of $13,000,000 has been invested in limited partnerships managed by NVCH.  These investments had an aggregate market value of approximately $43,586,000 at December 31, 2017.  During 2017, we incurred an aggregate of $803,000 in management fees and no performance based fees for management of these limited partnerships.  We have been informed that the fee rates applied to our investment in partnerships managed by NVCH affiliates are the same as, or lower than, the fee rates charged to unaffiliated customers for similar investments.

Protective utilizes New Vernon Wealth Management, LLC and affiliates ("NVWM"), for management of portions of its fixed income and equity security portfolios, with a total market value of approximately $24,779,000 at December 31, 2017, and for investment advisory services.  One-third of the membership interests of NVWM are held by NVCH, one-third are held by Mr. Steven Shapiro, along with his family members, and one-third are held by Mr. Zakaria's family members. There is no agreement that these individuals will act in concert with one another with respect to their membership interests in NVWM.  Mr. Steven Shapiro also serves as NVWM's Manager, Vice President, and Chief Investment Officer.  Fees paid to NVWM for the management of these portfolios and for advice and counseling on our investment portfolios totaled $97,000 during 2017.  We have been informed that the fee rates applied to our investments managed by NVWM are lower than the fee rates charged to unaffiliated customers for similar investments.

Philip V. Moyles, Jr., a current director who is not a nominee for reelection as a director, is the Managing Principal, CEO and a director of Vanbridge Holdings LLC ("Vanbridge"), which is an insurance intermediary, capital advisor, and insurance and reinsurance management firm.  In 2015, we entered into a consulting agreement with Vanbridge pursuant to which we pay Vanbridge an annual consulting fee of $300,000.  We renewed this agreement in 2017 for a one-year term.  In addition, under the terms of an agency agreement we entered into with Vanbridge in March 2016, Vanbridge serves as an insurance broker that places insurance business with us and earns commission on such business placed.  In 2017, Vanbridge earned $674,141 in commission from business placed with us pursuant to the agency agreement.  The commission rates paid to Vanbridge under the agency agreement are consistent with the commission rates we pay to similar agents and brokers.  In November 2017, we entered into an arrangement with Vanbridge wherein Vanbridge will serve as the broker for insurance company owned life insurance we purchase.  Vanbridge will earn approximately $350,000 upon placement of the insurance and will be eligible to earn approximately $38,000 in administration fees from us annually.  Vanbridge did not earn any fees related to this arrangement in 2017.

Mr. John T. Pigott, was employed as our Vice President of Customer Service from October 2015 through May 19, 2017, and earned compensation of $148,075 in his role during 2017.  Mr. John T. Pigott is the son of John A. Pigott, a current director who is not a nominee for reelection as a director.  In June 2017, we entered into a six-month consulting agreement with Mr. John T. Pigott, pursuant to which he is providing us with assistance on strategic and financial plan documentation, among other tasks.  This agreement was renewed for an additional six-month period in December 2017.  Mr. John T. Pigott earned $58,523 in consulting fees under this agreement in 2017.

Pursuant to its written charter, the Audit Committee is responsible for the review, approval, and ratification of related person transactions.  In accordance with the Audit Committee's policies and procedures regarding the review of related person transactions, in determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person's interest in the transaction, and our expected benefits from the transaction.  No director is permitted to participate in any discussion or approval of any transaction in which he or she or any family member has a direct or indirect interest, except that the director is required to provide all material information concerning the transaction to the Audit Committee.

The Audit Committee has reviewed and approved each of the transactions set forth above in accordance with its policies and procedures outlined above.

Director Independence
In addition to the relationships described above, in determining director independence, the Board also considered Mr. Bensinger's role at TigerRisk Partners, LLC ("TigerRisk").  TigerRisk serves as a reinsurance broker for us and receives a commission based on the amount of premium we cede under reinsurance arrangements brokered by TigerRisk.  Mr. Bensinger does not receive any compensation from TigerRisk in connection with our business, and the commission we pay to TigerRisk does not exceed 5% or more of TigerRisk's annual gross revenue.  The Audit Committee determined that Mr. Bensinger does not have a material direct or indirect interest in this transaction.  The Board determined that this relationship would not interfere with Mr. Bensinger's exercise of independent judgement in carrying out his responsibilities as a member of our Board.

Proposal #2 - Ratification of the Appointment of Ernst & Young LLP as Independent Auditor for the Corporation for 2018
The Board of Directors has appointed Ernst & Young LLP as independent auditor to audit our financial statements for 2018.  Representatives of Ernst & Young LLP are expected to attend the Annual Meeting on May 8, 2018.  They will be provided an opportunity to make a statement should they desire to do so and will be available to respond to appropriate inquiries from the shareholders.  Ernst & Young LLP has acted as our independent auditor since 1970.

The Audit Committee believes that the continuance of Ernst & Young LLP as our independent auditor is in the best interests of the Corporation and our shareholders.  As a result, the Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2018 and is submitting this matter to shareholders for their ratification as a matter of good corporate governance.  In the event this proposal is not approved, the Audit Committee will consider whether to select another independent auditor.

The ratification of the appointment of our independent auditors for 2018 will be approved if more shares are voted "FOR" each proposal than "AGAINST."  Neither abstentions nor broker non-votes will affect the outcome of this proposal.
The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as our independent auditor for 2018.

Independent Auditor Fees
Audit Fees
Fees for audit services performed by Ernst & Young LLP totaled $1,301,300 for the year ended December 31, 2017 and totaled $1,357,491 for the year ended December 31, 2016.  These totals are inclusive of fees associated with the annual audit, reviews of quarterly reports on Forms 10-Q, statutory audits and loss reserve certifications required by regulatory authorities for each of the insurance company subsidiaries and the review of our internal controls as required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees
Fees for audit-related services paid to Ernst & Young LLP totaled $4,500 for the year ended December 31, 2017 and totaled $4,500 for the year ended December 31, 2016, which included certification of certain reports required by regulatory authorities.

Tax Fees
No fees were paid to Ernst & Young LLP for tax services in 2017 and 2016.

All Other Fees
No fees were billed by Ernst & Young LLP for professional services rendered during the fiscal years ended December 31, 2017 and 2016 other than those specified above.

The Audit Committee pre-approves audit engagement terms and fees prior to the commencement of any audit work, other than that which may be necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates.  The independent auditor submits a written proposal that details all audit and audit-related services.  Revisions to the written proposal, if necessary, are also submitted in writing.  Audit fees, including the internal control attestation required by the Sarbanes-Oxley Act, are fixed and contained in the proposal.  We received a proposal for the audit engagement for 2017 and the Audit Committee reviewed the nature and dollar value of services provided under the engagement.  Future revisions, if any, will be reviewed and pre-approved by the Audit Committee.

All services described above under the captions "Audit Fees", "Audit-Related Fees" and "Tax Fees" were pre-approved by the Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

Audit Committee Report
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.  During calendar year 2017, the Audit Committee conducted five (5) regular formal meetings and one (1) special meeting.  The full Audit Committee discussed and reviewed the interim financial information contained in the Corporation's Quarterly Reports on Form 10-Q with the CEO, the CFO and the independent auditor prior to filing with the Securities and Exchange Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditor a formal written statement and the letter required by applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") describing all relationships between the auditor and us that might bear on the auditor's independence and discussed with the auditor any relationships that may impact its objectivity and independence and satisfied itself as to the auditors' independence.  The Audit Committee also discussed with management, the director of internal audit and the independent auditor the quality and adequacy of our internal controls and the internal audit function's organization, responsibilities, budget and staffing.  The Audit Committee also reviewed both with the independent auditor and the director of internal audit their audit plans, audit scope and identification of audit risks.  The Audit Committee discussed and reviewed with the independent auditor all communications required by the applicable rules of the PCAOB and, both with and without management present, discussed and reviewed the results of the independent auditor's examination of the financial statements.

The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2017, with management and the independent auditor.  Management has the responsibility for the preparation of our financial statements and the independent auditor has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditor, the Audit Committee recommended to the Board that the Corporation's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.  The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditor, Ernst & Young LLP, and the Board concurred in the recommendation.

Audit Committee
 John D. Nichols, Jr., Chairman
Steven J. Bensinger
Stuart D. Bilton
Otto N. Frenzel IV
John A. Pigott

Executive Compensation Discussion and Analysis
The following discussion provides an overview of the philosophy, objectives, administration and material elements of, and decisions relating to, our Executive Compensation Program for 2017, as well as changes determined for 2018.  The Compensation Committee of the Board (referred to hereafter in this Executive Compensation Discussion and Analysis as the "Committee") oversees the total compensation program for our executive officers.  This Compensation Discussion and Analysis and the information following include a series of tables and narrative disclosures containing data about the compensation earned in 2017 by the following individuals, who are our named executive officers ("NEOs") for 2017:

  Name                      Title
  Steven A. Shapiro Executive Chairman
  W. Randall Birchfield                                                    Chief Executive Officer, President and Chief Operating Officer
  William C. Vens    Chief Financial Officer
  Michael J. Case     Former Executive Vice President and Chief Operating Officer
  Matthew A. Thompson                                                  Executive Vice President of Sales and Marketing

Executive Compensation Philosophy, Strategy & Objectives
Our compensation philosophy and objectives are directly related to our business strategy and objectives.  The Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values; creates a balance between risk and reward; attracts, motivates, and retains executives; and aligns their interests with those of our shareholders.  The Committee, on behalf of the full Board, believes that our compensation programs should:

●	Create compensation which is targeted at a level that will allow us to attract, retain, and motivate top executive talent;
●	Ensure that an appropriate relationship exists between compensation and the creation of shareholder value;
●	Align with operational results, business growth, and financial goals;
●	Support long-term decision-making and, accordingly, long-term increase in shareholder value;
●	Encourage strategic growth of our business to support financial growth and our strategic objectives;
●	Ensure that compensation is reflective of operational results achieved by members of our executive team; and
●	Include benefits and perquisites to the extent there is valid business rationale for doing so.

The Committee believes that the compensation program in place for 2017 supported these objectives.  Our executive compensation program received approval from 94% of the votes cast at our May 2017 annual meeting and no changes were made to our executive compensation program as a result of that shareholder vote.

The Committee developed an updated pay strategy in 2016 which was fully implemented in 2017.  The Committee believes this strategy allows for the achievement of our compensation philosophy, as enumerated above, and supports execution of our business strategy.  These guiding principles have been applied to our pay strategy as follows:
●	Base salaries are set in recognition of our efficient management structure, requiring fewer executive officers, and to ensure continued attraction and retention of executive talent.
●
Incentive opportunities are balanced to emphasize long-term equity awards so as not to encourage engaging in short-term profit opportunities at the expense of long-term decision-making and total long-term shareholder value.

●	Annual incentive opportunities include a significant performance-based component, both in the form of short-term annual cash incentive awards and equity-based long-term incentives.
●	Perquisites are limited to focus on cost reduction and operational efficiencies.

Compensation and Risk Assessment
Performance targets utilized by the Committee under the Baldwin & Lyons, Inc. Annual Incentive Plan (the "Annual Incentive Plan") and the Baldwin & Lyons, Inc. Long-Term Incentive Plan (the "Long-Term Plan") were selected by the Committee in conjunction with the full Board's review and approval of the operating plan for 2017, as developed by management.  In the creation of performance targets, careful consideration is given to current and anticipated market conditions that may impact our ability to achieve our strategic growth initiatives or otherwise impact our results.

The Committee believes that the proportion of compensation based on our net premiums earned, our combined ratio, and individual performance is balanced in such a way as to motivate the NEOs to fulfill the corporate mission and vision, including specific and focused performance objectives, while not encouraging unnecessary or excessive risk taking.  A portion of the NEOs' performance-based compensation is paid in the form of restricted shares, which does not encourage unnecessary or excessive risk taking because such restricted shares generally vest over a three-year period of time and are forfeitable, thereby focusing the executives on our long-term interests.

Further, the Committee believes that having a proportion of compensation, such as the value creation incentive plan bonus,  based on our cumulative operating income over a three-year performance period minimizes the impact of year-to-year fluctuations in income due to market conditions, while still ensuring that executive management is continually focused on value creation for the Corporation and its shareholders.  The cumulative operating income targets utilized by the Committee under the Long-Term Plan were selected in conjunction with the full Board's review and approval of the 2017-2019 strategic plan, as developed by management.  This portion of the NEOs' performance-based compensation is paid in the form of unrestricted shares, awarded at the end of a three-year performance period, thereby focusing the executives on our long-term performance and strategy.

The Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Corporation.

Executive Compensation Administration
The Role of the Committee
The Committee is responsible for approving all components of the compensation of our NEOs.  For 2017, the Board determined that our executive officers would consist of the Executive  Chairman, the Chief Executive Officer ("CEO"), the Chief Operating Officer ("COO"), the Chief Financial Officer ("CFO"), and the Executive Vice President of Sales and Marketing; all of whom were NEOs in 2016.  The Committee administers all executive officer compensation plans, programs, and guidelines and approves the compensation paid to our executive officers.

The Role of Executive Management
The CEO sets operational goals for each executive officer other than himself and the Executive Chairman.  Both the Executive Chairman and CEO evaluate each executive officer's performance and make recommendations regarding compensation to the Committee for each executive officer other than themselves.  Neither the Executive Chairman nor the CEO has final decision making authority regarding his own level of compensation, nor that of any of the other executive officers.  However, the CEO does, when requested by the Committee, provide the following to assist the Committee, which makes its own ultimate determinations:
●	Background information regarding the Corporation's operating results and financial objectives;
●	The CEO's evaluation of the performance of the other executive officers, excluding himself and the Executive Chairman; and
●	Recommendations for completed year compensation awards and future base salary and target incentive plan adjustments for the other executive officers, excluding himself and the Executive Chairman.

The Role of the Committee's Advisors
In 2016, the Committee engaged the McLagan-Ward Group ("Ward") to provide a review and analysis of our executive compensation program, including annual short-term and long-term incentive plans and deliver observations and recommendations to better align the plans with our compensation philosophy, as well as with current trends and best practices in the industry.  As part of their review, Ward personnel communicated with management from time to time to gather information.  Ward participated in Committee discussions at the Committee's request, including executive sessions where no executive officers or other employees of the Corporation were present.  In 2017, the Committee utilized Ward to provide an update to the review completed in 2016, to provide market data and comparisons of our NEO compensation program to similar industry roles, and to assist with analysis of severance and restrictive covenant agreements.

Compensation Consultant Independence
Ward did not provide any services to us other than those detailed above.  The Committee determined that no conflicts of interest exist with respect to Ward serving as an advisor to the Committee.  In making this determination, the Committee considered various factors, including those set forth in the SEC's rules.  In addition, the Committee reviewed certifications made by each of our executive officers and directors that he or she did not have a business or personal relationship with Ward, or any of the individuals working on our engagements.

Pay Positioning and Comparator Group
In setting compensation during 2017, the Committee compared base salaries, annual incentive opportunities, and total compensation packages for the NEOs to a comparator group of public property and casualty insurance competitors.  The comparator group covers a wide span in terms of direct written premium size.  While our direct written premium is in the lower quartile of the comparator group, our other operating measures support total compensation comparison between the companies in the comparator group.

The Committee determined which companies should be in the comparator group with the assistance of Ward and set the comparator group as follows:

Amerisafe, Inc.	Heritage Insurance Holdings, Inc.
Atlas Financial Holdings, Inc.	James River Group Holdings, Ltd.
Donegal Group Inc.	National Interstate Corporation
EMC Insurance Group Inc.	NMI Holdings, Inc.
Employers Holdings, Inc.	Safety Insurance Group, Inc.
Federated National Holding Company	United Insurance Holdings Corp.
Hallmark Financial Services, Inc.	Universal Insurance Holdings, Inc.
HCI Group, Inc.

The Committee has designed our executive compensation program to target total compensation (salary plus incentive and/or long-term awards) near the median for comparable positions within the comparator group.  High-performing individuals who demonstrate superior performance over a long period of time may have pay positioned above the median.

Competitive market data is only one of several factors utilized by the Committee to assist in setting executive compensation levels.  The Committee does not use market data as part of a formula to determine compensation or as a fixed target.

Components of Executive Compensation for 2017
The principal components of our 2017 executive compensation program for executive officers, including the NEOs, were:
1.	Base salary
2.	Annual Incentive Plan awards
3.	Long-term equity incentives
4.	Employee benefits and perquisites

Each of these elements is discussed more fully below.

Base Salary
The Committee annually reviews and, if considered appropriate, adjusts each executive officer's base salary.  The Committee considers several factors when determining if a base salary adjustment is warranted and how much of an adjustment is appropriate.  These factors include our performance against business objectives, changes in individual levels of responsibility, individual performance for the previous year, and industry and general economic conditions.  While the Committee considers these factors to guide its decisions, it does not rely on them exclusively.  The Committee exercises business judgment based on a thorough assessment of compensation levels and alignment with our compensation philosophy and pay strategy.

As the NEOs all had new base salaries established in 2016 in connection with their appointments to new roles, the Committee determined that base salaries for Messrs. Shapiro and Birchfield would not be adjusted for 2017.  The base salaries for Messrs. Thompson and Vens were increased by 5.6% and 4.7%, respectively, to maintain alignment with market standards.  Mr. Case received a 26.5% salary increase for 2017 consistent with the evolving scope of his role as Chief Operating Officer and the operational initiatives he was tasked with undertaking.

The Committee set the following base salaries for the NEOs for 2017.

	2016 Salary	2017 Salary	% Change

Mr. Shapiro	$ 500,000	$ 500,000	0.0%
Mr. Birchfield	600,000	600,000	0.0%
Mr. Vens	350,000	366,500	4.7%
Mr. Case	415,000	525,000	26.5%
Mr. Thompson	450,000	475,000	5.6%

Annual Incentives for 2017
AIP Bonus
Our employees, including each of the NEOs, participated in the Annual Incentive Plan for 2017.  Under the Annual Incentive Plan, each participant, including each of our NEOs, was provided with a target "AIP" bonus opportunity according to the pay strategy discussed above. Target AIP amounts were set based upon a review of non-equity awards of companies in our comparator group and with consideration of the proportional share of each NEO's equity and non-equity compensation opportunities.  The final bonus amount is determined by applying a performance matrix factor consisting of a measurement of the combined results of our 2017 growth in net premium earned and the 2017 combined ratio (the "performance matrix").  Our combined ratio is calculated as the ratio of: (A) the sum of losses and loss expenses incurred, plus other operating expenses, less commission and other income to (B) net premiums earned.

Our performance matrix factor can range from 0.0 to 2.00 each year which, when applied to the target AIP amount, can result in an award payout between 25% and 200% of the target AIP amount.  Our performance matrix factor is 1.00 if we achieve the growth in net premium earned and combined ratio targets established by the Board in our annual plan and there is no payout if the performance matrix results in a factor of less than 0.25.  The performance matrix factor increases (or decreases) by .05 for every 10 basis points growth in net premium earned is above (or below) our plan target.  The performance matrix factor increases by .015 for every 10 basis points the combined ratio is below the plan and decreases by .03 for every 10 basis points the combined ratio is above the plan.  If the performance matrix factor does not meet or exceed 0.25, the resulting formulaic bonus is reduced to zero.  Earnings created through net premium growth are rewarded at a greater rate than earnings created through combined ratio reductions; however, to ensure the writing of profitable business, increases to our combined ratio may have a larger detrimental impact on the performance matrix factor.  For the NEOs, after the application of our performance matrix factor, 25% of the target AIP amount may be subject to further adjustment based on the Committee's determination of the NEO's objective financial and operational results; but in no case may the Committee adjust the NEO's award above 100% of the target amount.

All AIP bonuses are paid in cash at the end of the annual performance period.  Notwithstanding the above, 25% of the AIP bonus earned by our CEO is paid in unrestricted shares of our Class B common stock, as valued on the date of award, which shares will be issued under the Long-Term Plan.

The Committee set the target AIP bonus opportunities for the NEOs for 2017 as follows:

	AIP Award Cash Target	AIP Award Stock Target	AIP Award Target Total	AIP Award Maximum

Mr. Shapiro	$ 300,000	$ 0	$ 300,000	$ 600,000
Mr. Birchfield	750,000	250,000	1,000,000	2,000,000
Mr. Vens	200,000	0	200,000	400,000
Mr. Case	275,000	0	275,000	550,000
Mr. Thompson	125,000	0	125,000	250,000

For 2017, our achievement of a 98% combined ratio and 11.7% growth in net premiums earned (when compared to 2016 net premium earned) would have resulted in a performance matrix factor of 1.00.  In the second quarter of 2017, we made reserve adjustments based on adverse loss development in prior accident years.  As discussed in our earnings release for the six months ended June 30, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, these reserve adjustments impacted our quarterly and, ultimately, annual operating results.  As a result, our growth in net premium earned and our 2017 combined ratio, when combined to formulate the performance matrix factor in accordance with the performance matrix discussed above, eliminated any payout under the formulaic portion of the AIP bonus.  The Committee chose to withhold any discretionary adjustments to the formulaic result.  Therefore, no NEOs were awarded any portion of their target AIP bonus for 2017.

Other Bonuses in 2017
As discussed above, for 2017, the performance matrix factor did not meet the thresholds required for an award of an AIP bonus to any NEO.  Reserve strengthening during the year impacted our combined ratio and prevented us from realizing a performance matrix factor that would result in the payment of an AIP bonus per the formula.  The Committee considered the impact of this development on executive compensation and determined that, without the impact of the reserve strengthening action in the second quarter of 2017, the performance matrix would have resulted in a factor of 0.87 under the formulaic portion of the target AIP bonus amounts.

The Committee evaluated the use of discretionary bonuses to acknowledge the executive officers' success in 2017 regarding growth in net premium earned and achievement toward our business diversification goals.  The bonuses further reflect the Committee's recognition of each NEO's performance to include transformational leadership, individual contributions to operational objectives, and contributions to the long-term success of the Corporation that were achieved in 2017.  In February 2018, the Committee approved and paid a one-time cash bonus to each NEO as follows, which are also reflected as discretionary bonuses in the Bonus column of the Summary Compensation Table on page 25.

Discretionary Bonus

Mr. Shapiro	$ 200,000
Mr. Birchfield	400,000
Mr. Vens	40,000
Mr. Case	41,000
Mr. Thompson	50,000

Long-term Incentives for 2017
For 2017, our executive officers, including each NEO, received two types of equity awards under the Long-Term Plan, which was approved by our shareholders at our annual meeting held May 8, 2017.  As described in further detail below, NEOs are eligible to earn an annual Long-Term Incentive Plan ("LTIP") award and a Value Creation Incentive Plan ("VCIP") award based on our performance over a three-year period (2017-2019).  In 2017, the Committee set target and maximum award opportunities for each NEO's annual LTIP and VCIP awards as follows:

	LTIP Award Target	LTIP Award Maximum	VCIP Award Target	VCIP Award Maximum

Mr. Shapiro	$ 0	$ 0	$ 200,000	$ 400,000
Mr. Birchfield	400,000	800,000	400,000	800,000
Mr. Vens	100,000	200,000	100,000	200,000
Mr. Case	162,500	325,000	162,500	325,000
Mr. Thompson	62,500	125,000	62,500	125,000

LTIP for 2017
The annual LTIP award is based on performance over a one-year performance period.  All LTIP awards for the NEOs are paid in restricted shares of our Class B common stock at the end of the annual performance period and, if earned, vest one year from the date of issue.

The final value of the earned LTIP award is determined by applying the same performance matrix factor utilized for the AIP bonus, as discussed above.  This performance matrix factor is applied to each individual's target LTIP bonus amount, resulting in an equity award with a fair market value on the date the shares are issued equal to 25% to 200% of the target LTIP amount for each participant.  As with the AIP bonus, there is no LTIP award payout if the performance matrix results in a factor of less than 0.25.  Consistent with the AIP bonus discussed above, the formulaic portion of the annual LTIP award for 2017 did not result in any payout of the annual LTIP bonus for any participant, including the NEOs.

For the NEOs, after the application of the performance matrix, 25% of the target LTIP opportunity may be subject to further adjustment based on the Committee's determination of the participant's objective financial results; but in no case may the Committee adjust the participant's award above 100% of the target LTIP amount.  The Committee chose to withhold any discretionary adjustments to the formulaic result.  Therefore, no NEOs were awarded any portion of their annual target LTIP award for 2017.

VCIP for 2017
In 2017, each NEO was provided with a target Value Creation Incentive Plan ("VCIP") bonus opportunity, as set forth in the table above, which provides an incentive to the NEOs aligned with operating income results over a three-year period.  All VCIP awards for the NEOs are paid in unrestricted shares of our Class B common stock at the end of the three-year performance period consisting of January 1, 2017 through December 31, 2019.  For VCIP awards granted in 2017, the payout date will be no later than March 15, 2020.

Our actual cumulative operating income over the performance period, relative to an operating income goal for the period as set by the Committee in March 2017 based on our 2017-2019 strategic plan, will result in an equity award valued at 25% to 200% of the target VCIP amount for each participant.  A range has been established with the achievement of 75% of the target cumulative operating income serving as the threshold at which 25% of the VCIP bonus amount is paid and our achievement of 150% of the target cumulative operating income resulting in payment of 200% of the target VCIP amount.  If cumulative operating income falls below the threshold, the VCIP bonus is reduced to zero.  If the cumulative operating income is between the threshold and target or target and maximum, the amounts of the awards will be interpolated.  For the purpose of the 2017 VCIP calculation, cumulative operating income is equal to income before taxes excluding net realized gains (losses) on investments.  After the award amount is determined per the above range, 25% of the target VCIP opportunity may be subject to adjustment based on the Committee's determination of the NEO's objective financial results, but in no case may the Committee adjust the NEO's award above 100% of the target VCIP amount.

The performance period applicable to the VCIP awards granted in 2017 will not conclude until December 31, 2019, therefore no VCIP awards were earned by any NEO in 2017.   However, given the reserve strengthening during 2017 discussed above, no VCIP awards are expected to be paid for the 2017-2019 performance period.

Book Value Appreciation Rights
Prior to 2017, we utilized "book value appreciation rights" (BVARs) as the sole form of long-term incentives for executive officers and virtually all other salaried personnel.  A detailed description of our Book Value Appreciation Rights Plan (the "BVAR Plan") was included, starting on Page 21, of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 7, 2013, a copy of which may be obtained on our website at www.baldwinandlyons.com or from the SEC's EDGAR web site (www.sec.gov/edgar).  The value of BVARs is not impacted by fluctuations in the market value of our common stock but, rather, solely by changes in our book value, and settlements consist solely of cash.  No equity securities are issued in connection with this form of compensation.

BVARs provide deferred compensation to a high percentage of salaried employees, including select NEOs, formulaically based on the increase in our book value, with certain adjustments for dividends paid to shareholders, over a five-year period.  This program results in compensation which is directly linked to our performance and increases in our book value, closely aligning value realized from BVARs with total shareholder value creation.

Changes in the value of BVARs for the NEOs for the three-year period ended December 31, 2017, resulting from changes in our book value, are shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table on page 25.  This presentation is appropriate since the BVARs are not based upon changes in the market value of equity securities and are not settled with any form of equity security.

BVARs vest ratably over a three-year period and vested rights cannot be exercised prior to January 1 of the calendar year in which they expire (five years from grant), except in the case of death, disability or retirement from the property and casualty industry, as defined in the BVAR Plan.  In addition, termination of employment for reasons other than death, disability or retirement results in the forfeiture of all vested and unvested BVARs.  Messrs. Birchfield, Case, and Thompson met all vesting requirements in order to exercise their BVARs as of December 31, 2017.  Payment of all exercised rights will be paid in cash to each employee by March 31, 2018.

No new BVARs were awarded in 2017 and the use of BVARs is not included in the Committee's current long-term incentive strategy.

Employee Benefits and Perquisites
We offer our executive officers standard employee benefits, including the ability to participate in our group life, health, dental and disability insurance, as well as our 401(k) Plan, to the same extent offered to all of our employees.  We match contributions made by the executive officers to the 401(k) Plan consistent with the matching contribution for all participants of the 401(k) Plan.

The Committee also approved a bi-weekly stipend intended to offset our executive officers' expenses related to their personal automobile, including maintenance costs, insurance coverage and a portion of fuel expenses, as set forth in footnote (d) of the Summary Compensation Table on page 25.

Components of Executive Compensation for 2018
The principal components of our 2018 executive compensation program for executive officers, including the NEOs, are:
1.	Base salary
2.	Annual Incentive Plan awards
3.	Long-term equity incentives
4.	Employee benefits and perquisites

Base Salary for 2018
The Committee reviews the appropriateness of base salaries considering several factors, including: operational results achieved, changes in individual levels of responsibility, the individual's ability to lead us through a period of significant transition and growth, establishment of business and strategic objectives, market data regarding similar positions in our comparator group, and knowledge of our unique business and relationships.  Among other things, the Committee recognized that we did not meet our performance objectives in 2017 and they did not approve any salary adjustments for our NEOs for 2018.

Mr. Birchfield was appointed to the additional role of Chief Operating Officer in February 2018 and did not receive any salary adjustment in connection with his appointment to this role.

AIP for 2018
For 2018, the Committee has determined to utilize the AIP bonus opportunity, as described in "Annual Incentives for 2017" above, and will modify the performance matrix to consider growth in gross premium earned and not growth in net premium earned.  The Committee believes that gross premium growth more adequately captures our business growth and minimizes the impact to executive compensation caused by changes in our reinsurance structure.  This aligns our NEO's incentive targets with our strategic growth and underwriting profitability targets.  Our performance matrix factor will continue to pay out at 1.00 if we achieve the growth in gross premiums earned and combined ratio targets established by the Board in our annual plan.  In connection with the change from a net premium earned to gross premium earned target, the impact of deviations from our target gross premium growth plan has also been adjusted.  For 2018, the performance matrix factor increases (decreases) by .007 for every 10 basis points growth in gross premiums earned is above (below) our plan target.  The Committee adjusted the impact of deviations from the combined ratio target so that increases or decreases in the combined ratio have equal impact on the performance matrix factor.  The performance matrix factor increases (or decreases) by .02 for every 10 basis points the 2018 combined ratio differs from the plan.  After the application of the performance matrix, 33% of the target AIP opportunity may be subject to further adjustment based on the Committee's determination of the participant's individual performance; but in no case may the Committee adjust the participant's award above 100% of the target AIP amount.  All other elements of the AIP bonus opportunity will remain unchanged.  The Committee has established a target AIP opportunity for 2018 for each current NEO.

LTIP for 2018
As in 2017, the same performance matrix factor will be utilized to calculate the formulaic payout for both the AIP and LTIP bonus opportunities.  The Committee has determined to utilize the LTIP bonus opportunity in 2018 with the performance matrix modification discussed under "AIP for 2018" above.  Similarly, after the application of the performance matrix, 33% of the target LTIP opportunity may be subject to further adjustment based on the Committee's determination of the participant's individual performance; but in no case may the Committee adjust the participant's award above 100% of the target LTIP amount.  All other elements of the LTIP bonus opportunity, as described in "Long-Term Incentives for 2017" above, will remain unchanged.  The Committee has established a target LTIP opportunity for 2018 for each current NEO with the exception of Mr. Shapiro.

VCIP for 2018
For 2018, the Committee has determined to maintain the structure of the VCIP bonus opportunity, as described in "Long-Term Incentives for 2017" above.  The Committee evaluated the potential outcomes under the 2017 VCIP one year into the performance period and considered whether modifications to the 2018 VCIP were needed to ensure the VCIP bonus supported the compensation philosophy and pay strategy described above.  As a result, the Committee adjusted the range of potential outcomes based on results achieved over the three-year performance period so that the achievement of 75% of the target cumulative operating income serves as the threshold at which 25% of the VCIP bonus amount is paid and our achievement of 137% of the target cumulative operating income results in payment of 200% of the target VCIP amount.  After the award amount is determined per the above range, 33% of the target VCIP opportunity may be subject to further adjustment based on the Committee's determination of the participant's individual performance; but in no case may the Committee adjust the participant's award above 100% of the target VCIP amount.  The Committee has established a target VCIP opportunity for 2018 for each current NEO.

Employee Benefits and Perquisites for 2018
The Committee disfavors the use of perquisites as a significant element of executive compensation.    For 2018, executive officers are provided a bi-weekly cash stipend to cover transportation expenses.

Other Compensation Matters
Employment Agreements
All of our employees are employed on an at-will basis and either the employee or the Corporation is free to terminate any employment relationship at any time.  We entered into a severance, confidentiality, non-competition and non-solicitation agreement with Mr. Case in February 2018 and a retention and non-competition agreement with Mr. Thompson in August 2016.  These agreements provide for a severance payment upon termination without cause in exchange for agreeing to a one-year covenant not to compete, a two-year non-solicitation restriction for both our customers and employees, and continuing to comply with customary confidentiality and non-disparagement provisions.  In addition, a general release must be executed upon separation from employment in order for the severance payments to begin.  Upon execution of his agreement, Mr. Thompson received a retention bonus in the amount of $112,500, which was subject to recoupment by us in the event Mr. Thompson resigned from his position within twelve months of date the agreement was executed.  This recoupment period expired in August 2017.  Pursuant to his agreement, Mr. Case will receive: (i)one year's salary, payable over a one-year period, (ii) a lump sum amount of $34,658, representing a pro-rated share of his annual target AIP bonus under the Annual Incentive Plan, and (iii) a one-year continuation of employee benefits in connection with his separation from the Corporation, effective February 15, 2018.

Other Matters
We have no post-retirement benefit policies, nor any pension or retirement plans, other than our 401(k) Plan, which is generally available to all employees and which carries no post-employment obligations for the Corporation.

For 2017, Section 162(m) of the Internal Revenue Code (the "Code") limited our ability to take a tax deduction for certain compensation paid in excess of $1 million to each of the NEOs listed in the Summary Compensation Table below (other than our CFO).  However, performance-based compensation, as defined in the Code, was fully deductible if the programs were approved by shareholders and met certain other requirements.  The Committee considered the impact of Section 162(m), and the regulations thereunder, on our deductibility of executive compensation and our Annual Incentive Plan and Long-Term Plan were submitted to shareholders for approval in 2017 to allow for deductibility of compensation paid under these plans.

With the passage of the U.S. Tax Cuts and Jobs Acts of 2017, Section 162(m) was amended to repeal the performance-based compensation exemption from the deduction limit, effective for taxable years beginning after December 31, 2017.  As a result, compensation paid in 2018 and later years to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.  The Committee continues to believe that the best interests of the Corporation and our shareholders are served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Corporation.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the above Executive Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

COMPENSATION COMMITTEE
  Kenneth D. Sacks, Chairman
  LoriAnn V. Lowery-Biggers
  James A. Porcari, III

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards	Non-Equity Incentive Compensation (c)	Non-Qualified Deferred Compen-sation Earnings	All Other Compen-sation (d)	Total
Steven A. Shapiro	2017	$ 500,000	$ 200,000	$ 200,000	$ 0	$ 0	$ 0	$ 10,600	$ 910,600
Executive Chairman	2016	275,000	171,403	85,573	0	0	0	46,789	578,765
W. Randall Birchfield	2017	600,000	400,000	1,050,000	0	40,000		44,620	2,134,620
CEO, President,	2016	530,594	586,680	175,274	0	28,303	0	39,448	1,360,299
and COO	2015	411,000	227,264	113,636	0	5,652	0	38,156	795,708
William C. Vens	2017	366,500	40,000	200,000	0	0	0	41,026	647,526
CFO	2016	292,801	124,399	53,855	0	0	0	37,778	508,833
Michael J. Case	2017	525,000	41,000	325,000	0	12,000		42,480	945,480
Former Executive	2016	404,954	357,885	114,396	0	9,263	0	37,109	923,607
Vice President & COO	2015	303,765	195,447	97,727	0	5,588	0	43,737	646,263
Matthew A. Thompson	2017	475,000	162,500	125,000	0	12,000	0	39,196	813,696
Exec. Vice President	2016	356,615	128,311	51,204	0	9,263	0	41,176	586,569
(a)
For 2017,  the amounts in the Bonus column reflect discretionary bonuses that were granted by the Compensation Committee in February 2018 in recognition of each NEO's leadership and contribution toward premium growth and business diversification, as more fully described in "Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2017– Other Bonuses in 2017" in this Proxy Statement.  For 2017, the Bonus amount for Mr. Thompson also includes a $112,500 retention bonus that was awarded in 2016 and fully satisfied in August 2017.

For 2016 and 2015, Bonus amounts represent the portion of the annual incentive bonuses earned under the Executive Plan for the respective year and paid in cash in the following year, as well as holiday bonuses paid to each NEO other than Mr. Shapiro in 2016, and a one-time bonus of $200,000 and $103,750 paid to Mr. Birchfield and Mr. Case, respectively, in August 2016 in recognition of their leadership through our executive leadership transition period.  A detailed description of our Executive Plan was included, starting on Page 21, of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 4, 2010, a copy of which may be obtained on our website at www.baldwinandlyons.com or from the SEC's EDGAR web site (www.sec.gov/edgar).

(b)
The amounts shown above in the Stock Awards column for 2017 reflect the grant date fair value of the LTIP and VCIP awards granted in 2017 pursuant to our Long-Term Plan in accordance with ASC Topic 718.  The grant date fair value of these performance-based awards was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date.  Based on our actual performance, no LTIP awards were earned for 2017 and no VCIP awards are expected to be earned for the 2017-2019 performance period.

The table below sets forth the grant date fair value of the LTIP and VCIP awards granted in 2017 at the target level of performance and the maximum level of performance.

	LTIP Awards Target	LTIP Awards Maximum	VCIP Awards Target	VCIP Awards Maximum

Mr. Shapiro	$ 0	$ 0	$ 200,000	$ 400,000
Mr. Birchfield	400,000	800,000	400,000	800,000
Mr. Vens	100,000	200,000	100,000	200,000
Mr. Case	162,500	325,000	162,500	325,000
Mr. Thompson	62,500	125,000	62,500	125,000

For 2015 and 2016, the amounts in the Stock Awards column represent the grant date fair value of the portion of the annual incentive bonuses earned under the Executive Plan in the respective year and paid in the form of our Class B common stock.  These shares are subject to risk of forfeiture and vest over three years from the date of grant.

(c)
Amounts shown in this column represent the change in vested and unvested value of book value appreciation rights (BVARs) which are based on increases or decreases in our book value per share during the year.  The actual compensation is realized only upon satisfaction of holding period restrictions, which were satisfied as of December 31, 2017.  The BVARs will be settled in cash prior to March 31, 2018, as more fully described elsewhere in this Proxy Statement.

For 2017, no amounts were earned under the AIP, as more fully described in "Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2017" in this Proxy Statement.

(d)	All Other Compensation for 2017 includes the following:

	Total	401(K) Plan Contribution	Dividends (1)	Perquisites (2)
Mr. Shapiro	$ 10,600	$ 10,600	$ 0	$ 0
Mr. Birchfield	44,620	21,200	3,594	19,826
Mr. Vens	41,026	21,200	0	19,826
Mr. Case	42,480	21,200	1,454	19,826
Mr. Thompson	39,196	21,200	0	17,996

(1)	Represents dividends accrued on restricted performance shares prior to vesting and which were paid to certain NEOs in February 2017 upon the vesting of the subject shares.
(2)	Perquisites consist of the total vehicle allowance paid to select NEOs.

Total Direct Compensation Earned in 2017
The table below sets forth what our NEOs were actually paid related to 2017 performance.  This provides a comparison to the Summary Compensation Table above, which includes the grant date fair value of LTIP and VCIP grants in the Stock Awards column, although the LTIP grants were ultimately forfeited due to our 2017 results and no VCIP awards are expected to be paid for the 2017-2019 performance period.  The value of stock awards earned by each of our NEOs for 2017 was zero, resulting in 2017 total compensation paid to our NEOs as follows:
Name	Salary	Bonus	Stock Awards	Non-Equity Incentive Compensation	All Other Compensation	Total
Mr. Shapiro	$ 500,000	$ 200,000	$ 0	$ 0	$ 10,600	$ 710,600
Mr. Birchfield	600,000	400,000	0	40,000	44,620	1,084,620
Mr. Vens	366,500	40,000	0	0	41,026	447,526
Mr. Case	525,000	41,000	0	12,000	42,480	620,480
Mr. Thompson	475,000	162,500	0	12,000	39,196	688,696

Grants of Plan-Based Awards Table

The table below sets forth the Corporation's incentive targets for our NEOs related to 2017 performance.  This is not what was actually paid to our NEOs related to 2017 performance (see "Total Direct Compensation Earned in 2017" immediately above).

Name	Type of Award(a)	Grant Date(b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date
									FV of
									Stock and
									Option
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (c) ($)	Maximum ($)	Awards ($)
Steven A. Shapiro	AIP		$0	$300,000	$600,000
	VCIP	8-Feb-2017				$0	$200,000	$400,000	$200,000
W. Randall Birchfield	AIP	8-Feb-2017	0	750,000	1,500,000	0	250,000	500,000	250,000
	LTIP	8-Feb-2017				0	400,000	800,000	400,000
	VCIP	8-Feb-2017				0	400,000	800,000	400,000
William C. Vens	AIP		0	200,000	400,000
	LTIP	8-Feb-2017				0	100,000	200,000	100,000
	VCIP	8-Feb-2017				0	100,000	200,000	100,000
Michael J. Case	AIP		0	275,000	550,000
	LTIP	8-Feb-2017				0	162,500	325,000	162,500
	VCIP	8-Feb-2017				0	162,500	325,000	162,500
Matthew A. Thompson	AIP		0	125,000	250,000
	LTIP	8-Feb-2017				0	62,500	125,000	62,500
	VCIP	8-Feb-2017				0	62,500	125,000	62,500
(a)	As described in Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2017, the Compensation Committee approved three types of incentive awards for our NEO's:
i.
AIP – refers to annual cash incentive awards granted under the Annual Incentive Plan.  Mr. Birchfield's AIP equity portion is payable in unrestricted Class B common stock based on our achievement of performance goals during the 2017 performance period.

ii.
LTIP – refers to annual equity awards granted under the Long-Term Plan.  LTIP awards are payable in restricted Class B common stock based on our achievement of performance goals during the 2017 performance period and which, if earned, vest one year from the date of issue.

iii.
VCIP – refers to value creation equity awards granted under the Long-Term Plan.   VCIP awards are payable in unrestricted Class B common stock based on our achievement of performance goals during the 2017-2019 performance period.

(b)	The Compensation Committee approved the threshold, target and maximum payouts for each NEO's awards under the Long-Term Plan for the 2017 performance period on February 8, 2017 (the "Grant Date").
(c)
Amounts reflect the grant date fair value of awards granted in 2017.  The Target and Maximum opportunities are set for the performance period and are denominated in cash but payable only as Class B common stock.  The number of shares to be received is determined based on the closing price of our Class B common stock at the time the shares are issued following the close of the performance period.  As described in "Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2017," no shares of Class B common stock were issued to the NEOs in 2018 for 2017 performance.

Option Exercises and Stock Vesting Table

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	Upon
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Steven A. Shapiro	0	$ 0	0	$ 0
W. Randall Birchfield	0	0	2,559	61,416
William C. Vens	0	0	0	0
Michael J. Case	0	0	1,398	33,552
Matthew A. Thompson	0	0	0	0

Reflects total of shares previously awarded as a portion of our Executive Plan for calendar year 2014 (awarded February 2015) for Mr. Birchfield and for Messrs. Birchfield and Case, for calendar year 2015 (awarded in February 2016).  These shares vest one-third on each of the first, second and third anniversaries of the respective award dates.  All shares shown in the table above vested in February 2017.

Outstanding Equity Awards at Fiscal Year End
No option awards are outstanding as of December 31, 2017 and, accordingly, columns of this table relating to option awards have not been presented.  Stock awards outstanding as of December 31, 2017 are as follows:
	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#) (a)	Market Value of Shares or Units of Stock that Have Not Vested ($) (b)	Equity Plan Awards: Number of Unearned Shares or Units that Have Not Vested (#) (c)	Equity Incentive plan Awards: Market or Payout Value of Unearned Shares or Shares or Units that Have not Vested ($)
Steven A. Shapiro	3,596	$ 86,124	n/a	n/a
W. Randall Birchfield	11,548	276,575	n/a	n/a
William C. Vens	2,263	54,199	n/a	n/a
Michael J. Case	7,603	182,092	n/a	n/a
Matthew A. Thompson	2,151	51,516	n/a	n/a
(a)
Unvested shares awarded under our Executive Plan for calendar years 2014, (awarded in February 2015), 2015 (awarded in February 2016), and 2016 (awarded in February 2017).  These shares vest one-third on each of the first, second and third anniversaries of the respective award dates and are subject to forfeiture in the event of termination of employment for any reason other than death, disability or retirement.

Unvested shares presented above will vest according to the below schedule:
	Stock Awards (#)
Name	Vesting February 2018	Vesting February 2019	Vesting February 2020	Total Unvested Shares
Steven A. Shapiro	1,199	1,199	1,198	3,596
W. Randall Birchfield	5,014	4,080	2,454	11,548
William C. Vens	754	754	755	2,263
Michael J. Case	3,000	3,000	1,603	7,603
Matthew A. Thompson	717	717	717	2,151
No restricted shares were earned for calendar year 2017 under our Long-Term Plan.

(b)	Valued using the closing price of the Corporation's Class B common stock on December 29, 2017 of $23.95.

(c)
This table does not include the VCIP award for the 2017-2019 performance period because (a) these award opportunities are denominated in dollars and (b) the payout, if any, earned by the named executive officers will be made in stock based on achievement of the cumulative operating income measures over the performance period.  No payout is expected for the 2017-2019 performance period.  For additional information about the VCIP award, see footnote (b) to the Summary Compensation Table and the Grants of Plan-Based Awards Table above.

Equity Compensation Plan Information
The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including the Baldwin & Lyons, Inc. Restricted Stock Compensation Plan (the "Restricted Stock Plan") and the Long-Term Incentive Plan. All information is as of December 31, 2017.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(2) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [excluding Securities reflected in column (1)] (#)
Equity compensation plans approved by security holders (a)	0 (b)	-	976,964 (c)
Equity compensation plans not approved by security holders (d)	0	-	0
Total	0	-	976,964
(a)	Includes the Restricted Stock Plan and Long-Term Plan.
(b) (c)
We had 27,701 shares of unvested restricted stock outstanding as of December 31, 2017, which are not included in column (1).
Includes 0 shares available for future issuance under the Restricted Stock Plan and 976,964 shares available for future issuance under the Long-Term Plan.

(d)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Potential Payments upon Termination or Change in Control
Under the terms of the Restricted Stock Plan, upon termination for "Good Reason" or "without Cause" (each as defined in the Restricted Stock Plan), upon non-renewal of all agreements between the NEO and the Corporation, or upon separation by reason of death, Disability (as defined in the Restricted Stock Plan) or retirement after reaching the age of 50 and completing at least 20 years of service with the Corporation, all of the NEO's outstanding awards under the Restricted Stock Plan will fully vest.  In the event of a "Change in Control" (as defined in the Restricted Stock Plan), the unvested restricted stock held by the NEO would fully vest, unless our successor entity assumes the outstanding awards or provides equivalent substitute awards. Upon a separation from us for any reason other than as described above, the NEO would forfeit all outstanding restricted stock awards.
Under the terms of the Annual Incentive Plan, if a NEO's employment terminates for any reason (other than death or disability) prior to the date that an award is paid, all of the NEO's rights to the award will be forfeited.  In the event of a NEO's death or disability during a performance period, the NEO (or his beneficiary) will be entitled to receive a pro-rated payment of the award.  In the event of a NEO's death or disability following the end of a performance period, but before awards are paid, the NEO (or his beneficiary) will be paid the award that would otherwise be payable if he or she remained actively employed through the payment date.  If a change in control occurs during a performance period, awards will be determined based on the Corporation's performance as of the date of the change in control.  Awards will be paid no later than 2 1/2 months following the date of the change in control.

Under the terms of the Long-Term Plan, the treatment of awards in the case of the NEO's termination, resignation, death, or disability shall be governed by the applicable award agreement executed between the NEO and us.  In the event of a separation following a "Change of Control" (as defined in the Long-Term Plan), any restrictions imposed on restricted stock shall be deemed to have expired and, with respect to all outstanding performance awards, the Committee: (i) shall determine the greater of: (x) the payout at the target number of performance awards, and (y) the payout based upon the actual performance level attained as of the last day of the calendar quarter immediately prior to the date of separation; and (ii) shall pay to the NEO the greater of such amounts, prorated based upon the number of complete and partial calendar months within the performance period which have elapsed as of the date of the NEO's separation.  Payment shall be made in cash or in shares, as determined by the Compensation Committee.
All of our employees are employed on an at-will basis, and either the employee or the Corporation is free to terminate any employment relationship at any time.  Of our current NEOs, only Mr. Thompson has entered into a retention and non-competition agreement, which agreement provides for a severance payment upon his termination without cause.  Had Mr. Thompson been terminated without cause on December 29, 2017 (the last business day of 2017), he would have received a severance payment of $652,083 pursuant to his retention and non-competition agreement.  Upon a separation from the Corporation for any other reason, Mr. Thompson is not entitled to any severance compensation pursuant to such agreement.  For a further discussion of Mr. Thompson's retention and non-competition agreement, see Executive Compensation Discussion and Analysis—Other Compensation Matters—Employment Agreements above.

We entered into a severance, confidentiality, non-competition and non-solicitation agreement with Mr. Case in February 2018.  Pursuant to that agreement, upon Mr. Case's separation from the Corporation, he became entitled to: (i) one year's salary, payable over a one-year period, (ii) a lump sum amount of $34,658, representing a pro-rated share of his annual target AIP bonus under the Annual Incentive Plan, and (iii) a one-year continuation of employee benefits in connection with his separation from the Corporation, effective February 15, 2018.  For a further discussion of Mr. Case's severance, confidentiality, non-competition and non-solicitation agreement, see "Executive Compensation Discussion and Analysis—Other Compensation Matters—Employment Agreements" above.  Under the terms of the Restricted Stock Plan, upon his termination without cause, Mr. Case's 4,603 shares of restricted stock representing all his outstanding awards under the Restricted Stock Plan fully vested, representing a value of $107,020 as of his separation date.

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in accordance with Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of W. Randall Birchfield, our Chief Executive Officer ("CEO"). Independent compensation consultants assisted us in the calculation of this ratio.

For 2017, our last completed fiscal year:
(a)	The median of the annual total compensation of all employees of our company (other than the CEO) was $62,358.
(b)	The annual total compensation of Mr. Birchfield, as reported in the Summary Compensation Table included elsewhere within this Proxy Statement was $2,134,620.
(c)
Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees ("CEO Pay Ratio") was reasonably estimated to be 35 to 1.

To calculate the CEO Pay Ratio we must identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.  To these ends, we took the following steps:
(a)	We determined that, as of December 31, 2017, our employee population consisted of approximately 537 individuals. This population consisted of our full-time, part-time, and temporary employees.
(b)
We used a consistently applied compensation measure to identify our median employee by comparing the amount of gross earnings paid in 2017.  We identified our median employee by consistently applying this compensation measure to all of our employees included in the analysis.  For individuals hired after January 1, 2017 that were included in the employee population, we calculated these compensation elements on an annualized basis.  We did not make any cost of living adjustments in identifying the median employee.

(c)
After we identified our median employee, we combined all of the elements of such employee's compensation for the 2017 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $62,358.  With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2017 Summary Compensation Table included in this Proxy Statement.

Proposal #3 - Advisory Vote To Approve Executive Officer Compensation
Section 14A of the Exchange Act enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (the "say-on-pay" proposal), as disclosed in this Proxy Statement in accordance with the SEC's compensation disclosure rules.  At our May 2017 annual meeting of shareholders, 94% of the votes cast were voted in favor of the compensation paid to our named executive officers.  The Compensation Committee believes this affirms that our shareholders support its approach to executive officer compensation, and no significant changes were made to this approach for 2017 or 2018 as a result of the vote.

Also at the 2017 annual meeting, our shareholders approved, on an advisory basis, "every one year" as the frequency for holding future advisory votes on the compensation paid to our named executive officers.  Consistent with the vote of our shareholders, at its meeting on August 8, 2017, the Board voted to approve holding advisory votes on the compensation paid to our named executive officers every year.  We intend to continue holding such votes annually until the next required vote on the frequency of the advisory vote on the compensation of our executive officers, which will be held at our 2023 annual meeting of shareholders.

As described more fully in the "Executive Compensation Discussion and Analysis" section of this Proxy  Statement, and the tables and narrative discussions that follow, we evaluate executive officer compensation in several different ways, including market survey compensation data, periodically reviewing compensation information for peer companies and receiving advice and recommendations from the Executive Chairman and Chief Executive Officer (for the other executive officers) and the Compensation Committee.  This careful evaluation ensures that our executive officer compensation is competitive yet closely tied to both the Corporation's and each executive officer's performance.

We recognize that there is considerable public discussion regarding appropriate approaches to compensation.  However, the Board believes that our executive officer compensation policies are balanced, appropriately focused on pay for performance principles, strongly aligned with the long-term interests of our shareholders, and enable us to attract and retain strong and experienced senior executives.
We are seeking your approval of the compensation of our NEOs as described in this Proxy Statement.  This say-on-pay proposal gives you the opportunity to express your views on our executive officer compensation practices.  This say-on-pay vote is not intended to approve any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.  Accordingly, the Board recommends that our Class A shareholders vote "FOR" the following resolution at the Annual Meeting:
"RESOLVED, that the Corporation's shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Corporation's Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation Discussion and Analysis, the compensation tables and the other related disclosures."

Because your vote is advisory, it will not be binding upon the Corporation, the Compensation Committee or the Board of Directors.  While the Compensation Committee will consider the outcome of the vote when making future executive officer compensation decisions, the Committee will make its final decision based on what it considers to be the best interests for the Corporation.  The advisory vote to approve the compensation of our executive officers will be approved if more shares are voted "FOR" this proposal than "AGAINST."  Neither abstentions nor broker non-votes will affect the outcome of this proposal.

The Board of Directors recommends a vote "FOR" the approval of our executive officer compensation.

Proposal #4 - Vote To Approve the Proposed Amendment to our Articles of Incorporation to Change our Name

The Board of Directors has unanimously adopted a resolution to amend Article 1 of our Articles of Incorporation ("Articles") to change our name to "Protective Insurance Corporation" and has recommended the submission of the amendment for shareholder approval at the Annual Meeting.  This change will align our corporate name with that of our most recognized insurance company subsidiary, Protective Insurance Company.  Our Corporation founded Protective Insurance Company in 1954 and it has operated as a property and casualty insurance underwriter since that time.  As our business has evolved, the Corporation's primary role is as an insurance holding company for our subsidiary insurance underwriting companies.  In 2017, our subsidiary underwriting companies began marketing under the single brand name "Protective Insurance."  We believe that changing our name to Protective Insurance Corporation will reinforce to the marketplace our association with our subsidiaries and the insurance products and services they provide, resulting in increased brand recognition and shareholder value.  This amendment would not represent any change of governance philosophy by the Corporation and, as a result, is not intended to have any adverse effect on the rights of our shareholders.

If the proposed amendment is approved, Article I of our Articles of Incorporation will be amended and restated in its entirety to read as follows:

"ARTICLE I
Name

The name of the Corporation is Protective Insurance Corporation."

If approved by our shareholders, the proposed amendment will become effective upon the filing of Articles of Amendment of our Articles of incorporation with the Indiana Secretary of State.  Upon approval of this proposal and the filing of the Articles of Amendment with the Indiana Secretary of State, the Board will amend our Code of Bylaws to replace any references to "Baldwin & Lyons, Inc." with "Protective Insurance Corporation".

Our Class A common stock and Class B common stock are currently listed for trading on Nasdaq under the symbols "BWINA" and "BWINB", respectively.  If the amendment is approved and the name change becomes effective, our Class A common stock and Class B common stock will continue to be listed on Nasdaq.  We expect that our Class A common stock and Class B common stock will begin trading under new Nasdaq symbols, "PTVCA" and "PTVCB", which we have already reserved, at the time we effect our name change.

If the name change becomes effective, the rights of shareholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged.  The name will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for shareholders with certificated shares to surrender any stock certificates they currently hold as a result of the name change.  After the name change, all shares held in direct registration accounts will bear the name "Protective Insurance Corporation."

If the name change is not approved, the proposed amendment to our Articles of Incorporation will not be made and the name of the Corporation and our ticker symbols for trading our Class A common stock and Class B common stock on Nasdaq will remain unchanged.  In making this recommendation, our Board of Directors is retaining the ability to, without further vote by our shareholders, delay or abandon the proposed name change at any time if the Board concludes that such action would be in the best interest of the Corporation and our shareholders.

If this proposed amendment to our Articles of Incorporation is approved at the Annual Meeting, we will file amended and restated Articles with the Indiana Secretary of State shortly following the Annual Meeting to incorporate the approved amendment.  If this proposed amendment to the Articles is approved at the Annual Meeting, we will endeavor to effect this name change in the marketplace as soon as practicable and will communicate such change to our shareholders and the public.
The proposed amendment to our Articles of Incorporation will be approved if more shares are voted "FOR" this proposal than "AGAINST."  Neither abstentions nor broker non-votes will affect the outcome of this proposal.
The Board of Directors recommends a vote "FOR" the approval of the proposed amendment to our Articles of Incorporation to change our name to Protective Insurance Corporation.

Equity Ownership and Shareholder Information

Beneficial Owners of More than 5% of the Class A Common Stock
The following table contains information concerning persons who, to our knowledge, beneficially owned on March 19, 2018, more than 5% of our outstanding voting securities:

Name and Address of Beneficial Owner	Number of Class A Shares and Nature of Beneficial Ownership (a)	Percent of Class A Shares
Shapiro Family Interests (in the aggregate) (b) 799 Central Avenue Highland Park, Illinois 60035	1,281,035	48.8%
Nathan Shapiro (c) Robert Shapiro Norton Shapiro Steven A. Shapiro	1,140,950 865,259 762,509 777,344	43.5% 33.0% 29.1% 29.6%
(a)	Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.
(b)
Information with respect to the Shapiro family interests was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to us, and additional information was provided by Nathan Shapiro.  The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate.  Nathan, Robert and Norton Shapiro are brothers, and Steven Shapiro is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro.  The Class A shares reported in the above table for the Shapiro family interests include 353,250 shares (13.47%) held of record by the Shapiro Family Limited Partnership – Gift Shares, for which Nathan, Robert and Norton are each limited partners and beneficiaries, as well as 178,500 shares (6.80%) held of record by Gelbart Fur Dressers, 41,250 shares (l.57%) held of record by Jay Ell  Company and 178,125 shares (6.79%) held of record by Diversified Enterprises, all three of which are Illinois partnerships of which Nathan, Robert and Norton Shapiro are the general partners and 3,884 shares (.15%) held of record by Emlin Cosmetics, Inc., an Illinois corporation of which Nathan, Robert and Norton Shapiro are owners and as to which they share voting and investment powers.  These shares, totaling 755,009 Class A shares (28.78%), are included in the listing for individual beneficial ownership of each of the Shapiro Family members listed above.

(c)
Includes 44,859 Class A shares held by New Horizons, Inc., a corporation of which Nathan Shapiro is the controlling shareholder; 21,375 Class A shares held by Illinois Diversified, a general partnership to which beneficial ownership is held by Nathan Shapiro; and 173,062 Class A shares held by NS Associates, Inc., a corporation of which Nathan Shapiro is the controlling shareholder.

Common Stock Beneficially Owned by Directors and Management
Except as otherwise noted, the following table sets forth the number of shares of our Class A and Class B common stock beneficially owned as of March 19, 2018 by each of our current directors and director nominees; each of our named executive officers, as listed in the Summary Compensation Table on page 24; and all of our current directors and executive officers as a group.

	Class A Shares		Class B Shares
Name of Beneficial Owner or Identity of Group (a)	Number (b)	Percent	Number (b)	Percent (c)
Steven J. Bensinger	0	0.0%	6,908	*
Stuart D. Bilton	0	0.0%	48,547	*
W. Randall Birchfield	0	0.0%	15,040	*
Otto N. Frenzel, IV	3,132	0.1%	27,381	*
LoriAnn V. Lowery-Biggers	0	0.0%	1,257	*
Philip V. Moyles, Jr.	0	0.0%	3,260	*
John D. Nichols	0	0.0%	22,353	*
John A. Pigott (d)	5,062	0.2%	47,780	*
James A. Porcari, III	0	0.0%	5,749	*
Kenneth D. Sacks	0	0.0%	28,865	*
Nathan Shapiro (e)	1,140,950	43.5%	2,510,397	20.2%
Norton Shapiro (e)	762,509	29.1%	1,813,304	14.6%
Robert Shapiro (e)	865,259	33.0%	1,855,262	14.9%
Steven A. Shapiro (e)	777,344	29.6%	1,815,076	14.6%
Matthew A. Thompson	0	0.0%	2,602	*
William C. Vens	0	0.0%	17,000	*
Michael J. Case (f)	0	0.0%	10,239	*
All directors and current executive officers as a group (g)	1,323,354	50.4%	2,913,078	23.4%

(a)
Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment power with respect to Class A shares or sole investment power with respect to Class B shares and includes shares of unvested restricted stock and the beneficial interests of spouses and minor children who share the same residence as the named individual.

(b)	A total of 2,623,109 Class A shares and 12,387,703Class B shares were issued and outstanding, including restricted shares not yet vested, as of March 19, 2018.
(c)	Ownership percentages marked as * represent less than 1% of the Class B shares.
(d)	Includes 4,000 Class B shares held in trust for Mr. Pigott's wife, with his wife serving as trustee. Mr. Pigott disclaims any beneficial interest in these shares.
(e)
See "Beneficial Owners of More than 5% of the Class A Common Stock" for additional information on Class A shares.  The shares reported in the above table for Nathan, Norton, Robert and Steven Shapiro include 755,009 Class A and 1,799,375 Class B shares owned by the Shapiro Family Limited Partnership - Gift Shares as well as four partnerships: Gelbart Fur Dressers, Jay Ell Company, Diversified Enterprises and Emlin Cosmetics, Inc.; 44,859 Class A shares and 26,000 Class B shares held by New Horizons, Inc., a corporation of which beneficial ownership is held by Nathan Shapiro; 21,375 Class A shares and 85,500 Class B shares held by Illinois Diversified, a general partnership as to which Nathan Shapiro is the general partner; and 173,062 Class A shares and 495,625 Class B shares held by NS Associates, Inc., a corporation of which Nathan Shapiro is the controlling shareholder.  Nathan, Robert, Norton and Steven Shapiro are beneficial owners and/or share investment power with respect to the shares owned of record by these entities and, accordingly, these shares are included in the listing for individual beneficial ownership of each of the Shapiro Family members.

(f)	Share ownership for Mr. Case is as of February 15, 2018, the last day of Mr. Case's employment with the Corporation.
(g)	Total ownership by our current executive officers and Directors as a group equals 28.2% of the aggregate of all Class A and Class B shares outstanding on the record date.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires certain executive officers, directors and ten percent (10.0%) beneficial owners to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission.  Copies of those reports must be furnished to us.  Based solely on a review of the Section 16(a) reports furnished to us with respect to 2017 transactions and written representations from the affected executive officers and directors, we note that the February 14, 2017 Form 4s reporting the acquisition of restricted stock on February 8, 2017 was filed late for Messrs. Birchfield, Case, Steven Shapiro, Thompson, and Vens.  The November 21, 2017 Form 4 reporting Ms. Lowery-Biggers' acquisition of restricted stock on August 31, 2017 was filed late.  We believe that all other Section 16(a) filing requirements applicable to our executive officers and directors during 2017 were satisfied.

Shareholder Communication
The Board of Directors has determined to provide a process by which shareholders may communicate with the Board as a whole, a Board Committee or individual directors.  Shareholders wishing to communicate with either the Board as a whole, a Board Committee or an individual member may do so by sending a written communication addressed to the Board of Directors of Baldwin & Lyons, Inc. or to the desired committee or to an individual director, c/o Corporate Secretary, Baldwin & Lyons, Inc., 111 Congressional Boulevard, Carmel, IN 46032 or by sending an electronic mail message to investors@baldwinandlyons.com.  All communications will be compiled by our Corporate Secretary and submitted to the Board of Directors or the addressee not later than the next regular Board meeting.

Submission of Shareholder Proposals
In order to submit a shareholder proposal for inclusion in our proxy statement for the 2019 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8, the proposal must be received by our Corporate Secretary at our principal office on or before December 7, 2018.  Such proposals also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in our proxy materials if the shareholder would like the proposal to be so included.

In order to be considered at the 2019 Annual Meeting of Shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our Code of Bylaws. The Code of Bylaws provide that shareholders are required to give us advance notice of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting.  Specifically, the Code of Bylaws provides that for a shareholder to nominate a person for election to the Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Corporate Secretary.  The Code of Bylaws also provides that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have been a shareholder of record at the time of giving us notice, must be entitled to vote at the annual meeting of shareholders, and must give timely written notice thereof to our Corporate Secretary.  In order to be timely, a shareholder's notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders.  For the 2019 annual meeting of shareholders, notice must be delivered no earlier than January 8, 2019 and no later than February 7, 2019.  In the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the shareholder, to be timely, must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.  The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Sections 3.5 and 3.6 of our Code of Bylaws, a copy of which is available upon request.  Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

Other Matters
We know of no other matters to be presented for action at the Annual Meeting.  If any other matters should properly come before the Annual Meeting or any adjournment of the Annual Meeting, those matters will be acted on by the persons named as proxies in the accompanying proxy card.  The proxies will use their best judgment to vote the shares in the best interests of the Corporation.

The Annual Report on Form 10-K for the year ended December 31, 2017 contains financial statements for the year ended December 31, 2017 and other information about our operations.   The Annual Report on Form 10-K is enclosed with this Proxy Statement but is not regarded as proxy soliciting material.  In addition, the Compensation Committee Report and the Audit Committee Report included in this Proxy Statement are not regarded as proxy soliciting material and should not be deemed filed with the SEC or incorporated by reference in any of our filings with the SEC.

Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose.  Prompt response is helpful, and we appreciate your cooperation.

April 6, 2018

By Order of the Board of
Directors

/s/ Jeremy F. Goldstein
Jeremy F. Goldstein
Executive Vice President and Secretary

Baldwin & Lyons, Inc.
111 Congressional Blvd.
Carmel, IN 46032

2018 Annual Meeting of Shareholders
Tuesday, May 8, 2018
Renaissance Indianapolis North Hotel
 11925 N. Meridian Street
Carmel, IN 46032

Proxy solicited on behalf of the Board of Directors.  Please promptly vote, sign, date and return this proxy card using the enclosed envelope. Your vote is important.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  Sign on reverse side.   X

Annual Meeting Proxy Card
The undersigned hereby appoints Jeremy F. Goldstein and William C. Vens, or either of them, with full powers of substitution, as proxies to represent and vote all shares of stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. to be held on May 8, 2018, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present, as follows:

Proposal 1 -- Election of Directors:	For	Withhold
For All Directors	☐	☐
Or Individually:
(A) Steven J. Bensinger	☐	☐
(B) Stuart D. Bilton	☐	☐
(C) W. Randall Birchfield	☐	☐
(D) Otto N. Frenzel IV	☐	☐
(E) LoriAnn V. Lowery-Biggers	☐	☐
(F) John D. Nichols, Jr.	☐	☐
(G) James A. Porcari III	☐	☐
(H) Kenneth D. Sacks	☐	☐
(I) Nathan Shapiro	☐	☐
(J) Norton Shapiro	☐	☐
(K) Robert Shapiro	☐	☐
(L) Steven A. Shapiro	☐	☐

Continued on Reverse Side

Proposal 2 – Ratify the appointment of Ernst & Young, LLP as Independent Auditor for the Corporation for 2018:
For	Against	Abstain
☐	☐	☐

Proposal 3 -- Advisory approval of the Corporation's executive officer compensation:
For	Against	Abstain
☐	☐	☐

Proposal 4 – Approval of the proposed amendment to the Corporation's Articles of Incorporation to change its name:
For	Against	Abstain
☐	☐	☐

The Board of Directors recommends voting FOR each of the director nominees listed above and FOR Proposals 2, 3, and 4.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no such direction is made, this proxy will be voted FOR the election of each of the director nominees listed in Proposal 1, and FOR Proposals 2, 3, and 4.

Authorized Signatures — This section must be completed for your vote to be counted.
Date and Sign Below.

Please sign exactly as name(s) appears. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below

Signature 1 - Please keep signature within the box

   Signature 2 - Please keep signature within the box